EXHIBIT 11.1

                           CD&L, INC. AND SUBSIDIARIES
                           NET (LOSS) INCOME PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                    (In Thousands, Except Share Information)

SHARES CONSIDERED:                                                  2000             1999             1998
                                                                -----------      -----------      -----------
Weighted average portion of shares outstanding at
December 31, 1997                                                 6,666,884        6,666,884        6,666,884

Weighted average portion of common shares acquired in
connection with acquisition purchase price adjustment               (29,367)         (29,367)         (18,183)

Weighted average portion of 206,185 common shares issued in
connection with the acquisitions of businesses                      206,185          206,185           13,557

Weighted average portion of 73,172 common shares issued in
connection with the Company's Employee Stock Purchase Plan           73,172           33,771               --

Weighted average portion of 47,051 common shares issued in
connection with executive compensation                               47,051           34,418               --

Weighted average portion of 389,533 common shares issued in
connection with the acquisitions of businesses                      389,533          302,535               --

Weighted average portion of 305,202 common shares issued in
connection with the Company's Employee Stock Purchase Plan           76,717               --               --
                                                                ---------------------------------------------

         Basic weighted average shares outstanding                7,430,175        7,214,426        6,662,258

Incremental shares assumed issued in connection with stock
  options and warrants outstanding (a)                                   --          648,952          175,249

Incremental shares assumed issued in connection with the
  Company's Employee Stock Purchase Plan                                 --            4,450            1,496
                                                                -----------      -----------      -----------

         Diluted weighted average shares outstanding              7,430,175        7,867,828        6,839,003
                                                                ===========      ===========      ===========

(Loss) income from continuing operations                        ($    6,229)     $       950      $     1,075
(Loss) income from discontinued operations                      ($    1,419)     $     1,961      $     1,236
                                                                -----------      -----------      -----------
Net (loss) income                                               ($    7,648)     $     2,911      $     2,311
                                                                ===========      ===========      ===========

Basic (loss) income per share:
Continuing operations                                           ($      .84)     $       .13      $       .16
Discontinued operations                                         ($      .19)     $       .27      $       .19
                                                                -----------      -----------      -----------
Net (loss) income per share                                     ($     1.03)     $       .40      $       .35
                                                                ===========      ===========      ===========

Diluted (loss) income per share:
Continuing operations                                           ($      .84)     $       .12      $       .16
Discontinued operations                                         ($      .19)     $       .25      $       .18
                                                                -----------      -----------      -----------
Net (loss) income per share                                     ($     1.03)     $       .37      $       .34
                                                                ===========      ===========      ===========

The following common stock equivalents were excluded from the computation of diluted Earnings Per Share because the exercise or conversion price was greater than the average market price of common shares -

                                                  2000         1999        1998
                                               ---------     -------     -------
Stock options                                  1,982,534     522,546     573,684
Subordinated convertible debentures              109,098     145,750     161,818
Seller financed convertible notes                593,333     593,333     685,470
                                               =========     =======     =======


                                       2